      Jennifer Kurtis

     (212) 294-6675

jkurtis@winston.com

November 27, 2012

VIA EDGAR

U.S. Securities and Exchange Commission

Office of the Secretary

100 F. Street, N.E.

Washington, D.C. 20549

Attn:	Tia L. Jenkins
Craig Arakawa
Joanna Lam

Re:	Addus HomeCare Corporation
Form 10-K for the Fiscal Year Ended December 31, 2011
Filed March 16, 2012
Form 10-Q for the Fiscal Quarter Ended September 30, 2012
Filed November 1, 2012
File No. 001-34504

Dear Ladies and Gentlemen:

This letter is being sent in response to the comments of the staff of the Securities and Exchange Commission (the “Commission”) set forth in your letter dated November 8, 2012. Addus HomeCare Corporation (the “Company”) is in the process of reviewing your comments and, as discussed with the staff of the Commission by telephone today, requests an extension of the time to respond to such comments. The Company will provide a substantive response to your comments by November 30, 2012.

Sincerely,

/s/ Jennifer C. Kurtis

cc:	Dennis B. Meulemans
Chief Financial Officer
Addus HomeCare Corporation